Exhibit 99.1

Media Relations: Michele Davis 212-761-9621	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports Fourth Quarter and Full Year 2013:

●	Fourth Quarter Net Revenues of $7.8 Billion and Earnings per Diluted Share from Continuing Operations of $0.07

●	Excluding DVA,1 Net Revenues were $8.2 Billion and Earnings per Diluted Share from Continuing Operations of $0.202,3

●	Earnings per Share Amounts for the Fourth Quarter Included Legal Expenses of $1.2 Billion, or $0.40 per Diluted Share4

●
Fourth Quarter Results Reflect Strong Investment Banking Performance with Top Three Rankings in Global Announced and Completed M&A, Global Equity and Global IPOs;5 Continued Strength in Equity Sales & Trading and Wealth Management; Strong Performance in Investment Management

●
Full Year Net Revenues of $32.4 Billion and Earnings per Diluted Share from Continuing Operations of $1.43; Excluding DVA, Net Revenues were $33.1 Billion and Earnings per Diluted Share from Continuing Operations of $1.663

NEW YORK, January 17, 2014 – Morgan Stanley (NYSE: MS) today reported net revenues of $7.8 billion for the fourth quarter ended December 31, 2013 compared with $7.0 billion a year ago.  For the current quarter, income from continuing operations applicable to Morgan Stanley was $192 million, or $0.07 per diluted share,6 compared with income of $661 million, or $0.33 per diluted share,6 for the same period a year ago.  Results for the current quarter included pre-tax legal expenses of $1.2 billion or $0.40 per diluted share.4  The current quarter also included a discrete tax benefit of $192 million or $0.10 per diluted share.4

Results for the current quarter included negative revenue related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA)1 of $368 million, compared with $511 million a year ago.

Excluding DVA, net revenues for the current quarter were $8.2 billion compared with $7.5 billion a year ago. Income from continuing operations applicable to Morgan Stanley was $433 million including elevated legal expenses, or $0.20 per diluted share, compared with income of $982 million, or $0.49 per diluted share, a year ago.3,7

Compensation expense of $4.0 billion in the fourth quarter increased from $3.6 billion a year ago.  Non-compensation expenses of $3.9 billion increased from $2.5 billion in the prior year driven by higher legal expenses.  The current quarter includes $1.2 billion of additions to legal reserves for mortgage-related matters, specifically litigation and investigations related to residential mortgage-backed securities and the credit crisis.

For the current quarter, net income applicable to Morgan Stanley, including discontinued operations, was $0.07 per diluted share,6 compared with net income of $0.29 per diluted share in the fourth quarter of 2012.6

Summary of Firm Results (dollars in millions)
	As Reported		Excluding DVA7
	Net	MS Income	Net	MS Income
	Revenues	Cont. Ops.	Revenues	Cont. Ops.

4Q 2013	$7,830	$192	$8,198	$433

3Q 2013	$7,932	$890	$8,103	$1,011

4Q 2012	$6,963	$661	$7,474	$982

Fourth Quarter Business Overview

●
Institutional Securities net revenues excluding DVA8 were $3.7 billion reflecting strong performance in Investment Banking and Equity sales and trading, partly offset by lower results in Fixed Income & Commodities sales and trading.

●
Wealth Management net revenues were $3.7 billion and pre-tax margin was 19%, or 20% excluding an impairment charge.9,10  Fee based asset flows for the quarter were $11.6 billion and total client assets were  a record $1.9 trillion at quarter end.

●	Investment Management reported net revenues of $842 million with assets under management or supervision of $373 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “Our fourth quarter results demonstrated the consistency embedded in our business model, as revenues increased year-over-year in all three of our business segments.  Importantly, we are continuing to address many of the legal issues from the financial crisis.  We look forward to further progress on our strategic goals as we move into 2014 with strength and momentum.”

FOURTH QUARTER RESULTS

Summary of Institutional Securities Results (dollars in millions)
	As Reported		Excluding DVA8
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income

4Q 2013	$3,328	$(1,113)	$3,696	$(745)

3Q 2013	$3,686	$373	$3,857	$544

4Q 2012	$3,084	$78	$3,595	$589

INSTITUTIONAL SECURITIES

Institutional Securities reported a pre-tax loss from continuing operations of $1.1 billion compared with pre-tax income of $78 million in the fourth quarter of last year.  Results for the current quarter include legal expenses of $1.2 billion.  Net revenues for the current quarter were $3.3 billion compared with $3.1 billion a year ago.  DVA resulted in negative revenue of $368 million in the current quarter compared with $511 million a year ago.  Excluding DVA, net revenues for the current quarter of $3.7 billion compared with $3.6 billion a year ago.8  The following discussion for sales and trading excludes DVA.

●
Advisory revenues of $451 million compared with $454 million a year ago.  Equity underwriting revenues were $416 million, up significantly from $238 million a year ago reflecting an increase in IPO market volumes.  Fixed income underwriting revenues were $495 million compared with $534 million a year ago reflecting lower investment grade bond issuance volumes.

●
Equity sales and trading net revenues of $1.5 billion increased from $1.4 billion in the prior year quarter reflecting higher levels of client activity across all regions and strength in prime brokerage.11

●	Fixed Income & Commodities sales and trading net revenues were $694 million compared with $811 million a year ago, principally reflecting weakness in interest rate products.11

●	Other sales and trading net losses of $232 million compared with losses of $34 million a year ago, primarily reflecting losses on hedges and other costs related to the Firm’s long-term funding.

●
Other revenues were $192 million compared with $46 million in the fourth quarter of last year due principally to the equity investment in our Japanese joint venture, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

●
Compensation expense for the current quarter of $1.6 billion was unchanged from a year ago.  Non-compensation expenses of $2.9 billion compared with $1.4 billion a year ago reflecting higher legal expenses.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $51 million compared with $52 million in the third quarter of 2013 and $78 million in the fourth quarter of the prior year.12

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income

4Q 2013	$3,732	$709

3Q 2013	$3,481	$668

4Q 2012	$3,325	$562

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $709 million compared with $562 million in the fourth quarter of last year.  The quarter’s pre-tax margin was 19%, or 20% excluding a $36 million impairment charge discussed below.9,10  Net revenues for the current quarter were $3.7 billion compared with $3.3 billion a year ago.  Results for the current quarter do not include a noncontrolling interest allocation to Citigroup Inc. (Citi) following the completed acquisition of the Wealth Management Joint Venture, whereas the prior year quarter included a noncontrolling interest allocation to Citi of $103 million.13

●	Asset management fee revenues of $2.0 billion increased 7% from last year’s fourth quarter primarily reflecting an increase in fee based assets and positive flows.

●	Transactional revenues14 of $1.1 billion increased from $986 million a year ago reflecting higher trading revenues and increased commissions and fees.

●	Compensation expense for the current quarter of $2.1 billion increased from $1.9 billion a year ago on higher revenues.

●	Non-compensation expenses of $876 million compared with $857 million a year ago. In the current quarter, the Firm recognized an impairment charge of $36 million related to certain intangibles.10

●
Total client assets were $1.9 trillion at quarter end.  Client assets in fee based accounts of $697 billion increased 26% compared with the prior year quarter.  Fee based asset flows for the quarter were $11.6 billion.

●
Wealth Management representatives of 16,456 increased from 16,352 as of December 31, 2012.  Average annualized revenue per representative of $905,000 and total client assets per representative of $116 million increased 11% and 12%, respectively, compared with the prior year quarter.

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income

4Q 2013	$842	$337

3Q 2013	$828	$300

4Q 2012	$599	$221

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $337 million compared with pre-tax income of $221 million in last year’s fourth quarter.15  The quarter’s pre-tax margin was 40%.9  Income after the noncontrolling interest allocation and before taxes was $291 million.

●
Net revenues of $842 million increased from $599 million in the prior year primarily driven by gains on investments in the Merchant Banking business and higher results in the Traditional Asset Management business.16

●	Compensation expense for the current quarter of $295 million increased from $168 million a year ago on higher revenues. Non-compensation expenses of $210 million were unchanged from a year ago.

●
Assets under management or supervision at December 31, 2013 of $373 billion increased from $338 billion a year ago primarily reflecting market appreciation and positive flows.  The business recorded net flows of $4.2 billion in the current quarter.

FULL YEAR RESULTS

Full year net revenues were $32.4 billion compared with $26.1 billion a year ago.  Income from continuing operations applicable to Morgan Stanley for the current year was $3.1 billion, or $1.43 per diluted share,6 compared with income of $138 million, or $0.02 per diluted share,6 a year ago.

Results for the year included negative revenue related to DVA of $681 million, compared with $4.4 billion a year ago.  Excluding DVA, net revenues for the current year were $33.1 billion compared with $30.5 billion a year ago and income from continuing operations applicable to Morgan Stanley was $3.5 billion, or $1.66 per diluted share, compared with income of $3.3 billion, or $1.64 per diluted share, a year ago.3,7

The Firm’s compensation expense of $16.3 billion for the current year increased from $15.6 billion a year ago.  Non-compensation expenses of $11.5 billion increased from $10.0 billion a year ago driven by higher legal expenses.

For the current year, net income applicable to Morgan Stanley, including discontinued operations, was $1.41 per diluted share,6 compared with a loss of $0.02 per diluted share a year ago.6

Summary of Firm Results (dollars in millions)
	As Reported		Excluding DVA7
	Net	MS Income	Net	MS Income
	Revenues	Cont. Ops.	Revenues	Cont. Ops.

FY 2013	$32,417	$3,072	$33,098	$3,524

FY 2012	$26,102	$138	$30,504	$3,256

Summary of Segments Results (dollars in millions)
	As Reported				Excluding DVA8
	Net Revenues		Pre-Tax Income		Net Revenues		Pre-Tax Income

	FY 2013	FY 2012	FY 2013	FY 2012	FY 2013	FY 2012	FY 2013	FY 2012

Institutional Securities	$15,443	$11,025	$1,019	$(1,688)	$16,124	$15,427	$1,700	$2,714

Wealth Management	$14,214	$13,034	$2,629	$1,622	$14,214	$13,034	$2,629	$1,622

Investment Management	$2,988	$2,219	$984	$590	$2,988	$2,219	$984	$590

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.0 billion compared with a pre-tax loss of $1.7 billion a year ago.  Net revenues for the current year were $15.4 billion compared with $11.0 billion a year ago.  DVA resulted in negative revenue of $681 million in the current year compared with negative revenue of $4.4 billion a year ago.  Excluding DVA, net revenues for the current year were $16.1 billion compared with $15.4 billion a year ago.  The year’s pre-tax margin was 7% (excluding DVA, 11%).8,9  Income after the noncontrolling interest allocation and before taxes was $741 million.17 Compensation expense was $6.8 billion compared with $7.0 billion a year ago.  Non-compensation expenses of $7.6 billion increased from $5.7 billion a year ago primarily due to increased legal expenses and higher activity based expenses.

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $2.6 billion compared with $1.6 billion a year ago.  Net revenues for the current year were $14.2 billion compared with $13.0 billion a year ago.  The year’s pre-tax margin was 18%.9  Income after the noncontrolling interest allocation to Citi and before taxes was $2.4 billion.13  Compensation expense was $8.3 billion compared with $7.8 billion a year ago on higher revenues.  Non-compensation expenses of $3.3 billion decreased from $3.6 billion a year ago driven primarily by the absence of integration costs reported in the prior year.18

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $984 million compared with $590 million a year ago.15  The year’s pre-tax margin was 33%.9  Income after the noncontrolling interest allocation and before taxes was $802 million.  Net revenues of $3.0 billion increased from $2.2 billion a year ago primarily driven by gains on investments in the Merchant Banking and Real Estate Investing businesses, reflecting stronger investment performance, favorable market conditions and the benefit of carried interest.16,19  Compensation expense was $1.2 billion compared with $841 million a year ago on higher revenues.  Non-compensation expenses of $821 million compared with $788 million a year ago on higher activity based expenses.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio under Basel I was approximately 15.7% and Tier 1 common ratio was approximately 12.8% at December 31, 2013.20

At December 31, 2013, book value and tangible book value per common share were $32.29 and $27.21,21 respectively, based on approximately 1.9 billion shares outstanding.

OTHER MATTERS

In the current quarter the Firm reported an overall tax benefit of $348 million which reflected a change in the geographic mix of earnings and includes a discrete tax benefit of approximately $192 million, consisting of $100 million related to the remeasurement of reserves and related interest and $92 million related to the establishment of a deferred tax asset associated with the reorganization of certain non-U.S. legal entities.  The effective tax rate from continuing operations for the full year was 19.0%.22

During the quarter ended December 31, 2013, the Firm repurchased approximately $228 million of its common stock or approximately 7.6 million shares, and $350 million of its common stock or approximately 12.2 million shares for the full year ended December 31, 2013.

The Firm declared a $0.05 quarterly dividend per common share, payable on February 14, 2014 to common shareholders of record on January 31, 2014.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	4Q 2013	4Q 2012	FY 2013	FY 2012
Earnings (loss) per diluted share from cont. ops. – Non-GAAP	$0.20	$0.49	$1.66	$1.64
DVA impact	$(0.13)	$(0.16)	$(0.23)	$(1.62)
Earnings (loss) per diluted share from cont. ops. – GAAP	$0.07	$0.33	$1.43	$0.02

Average diluted shares – Non-GAAP	1,970	1,937	1,957	1,919
DVA impact	0	0	0	0
Average diluted shares – GAAP	1,970	1,937	1,957	1,919

4 The impact to earnings per diluted share from continuing operations is calculated by dividing the after-tax legal expenses and discrete tax benefit, respectively, by the average number of diluted shares outstanding.

5 Source: Thomson Reuters – for the period of January 1, 2013 to December 31, 2013 as of January 14, 2014.

6 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the fourth quarter of 2013 and 2012 of approximately $48 million and $26 million, respectively.  Includes preferred dividends and other adjustments related to the calculation of earnings per share for the year ended 2013 and 2012 of approximately $277 million and $98 million, respectively.  The current year includes a negative adjustment of $151 million related to the purchase of the remaining 35% interest in Morgan Stanley Smith Barney Joint Venture.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

7 Net revenues and income (loss) from continuing operations applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2013	3Q 2013	4Q 2012	FY 2013	FY 2012
Firm net revenues – Non-GAAP	$8,198	$8,103	$7,474	$33,098	$30,504
DVA impact	$(368)	$(171)	$(511)	$(681)	$(4,402)
Firm net revenues – GAAP	$7,830	$7,932	$6,963	$32,417	$26,102

Income (loss) applicable to MS – Non-GAAP	$433	$1,011	$982	$3,524	$3,256
DVA after-tax impact	$(241)	$(121)	$(321)	$(452)	$(3,118)
Income (loss) applicable to MS – GAAP	$192	$890	$661	$3,072	$138

8 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2013	3Q 2013	4Q 2012	FY 2013	FY 2012
Net revenues – Non-GAAP	$3,696	$3,857	$3,595	$16,124	$15,427
DVA impact	$(368)	$(171)	$(511)	$(681)	$(4,402)
Net revenues – GAAP	$3,328	$3,686	$3,084	$15,443	$11,025

Pre-tax income (loss) – Non-GAAP	$(745)	$544	$589	$1,700	$2,714
DVA impact	$(368)	$(171)	$(511)	$(681)	$(4,402)
Pre-tax income (loss) – GAAP	$(1,113)	$373	$78	$1,019	$(1,688)

9 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

10 In the current quarter, the Firm recorded an impairment charge related to certain intangibles (i.e. management contracts) associated with alternative investment funds (reported in the Wealth Management business segment).

11 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2013	4Q 2012	FY 2013	FY 2012
Sales & Trading – Non-GAAP	$1,965	$2,175	$10,432	$11,075
DVA impact	$(368)	$(511)	$(681)	$(4,402)
Sales & Trading – GAAP	$1,597	$1,664	$9,751	$6,673

FIC Sales & Trading – Non-GAAP	$694	$811	$4,197	$5,631
DVA impact	$(285)	$(330)	$(603)	$(3,273)
FIC Sales & Trading – GAAP	$409	$481	$3,594	$2,358

Equity Sales & Trading – Non-GAAP	$1,503	$1,398	$6,607	$5,941
DVA impact	$(83)	$(181)	$(78)	$(1,130)
Equity Sales & Trading – GAAP	$1,420	$1,217	$6,529	$4,811

12 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2012.  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

13 On June 28, 2013, the Firm completed the purchase of the remaining 35% interest in the Morgan Stanley Smith Barney Joint Venture from Citi, increasing the Firm’s interest from 65% to 100%.  During the quarter ended September 30, 2012, Morgan Stanley completed the purchase of an additional 14% stake in the Morgan Stanley Smith Barney Joint Venture from Citi, increasing the Firm’s interest from 51% to 65%.  Prior to September 17, 2012, Citi’s results related to its 49% interest were reported in net income (loss) applicable to nonredeemable noncontrolling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.

14 Transactional revenues include investment banking, trading, and commissions and fee revenues.

15 Results for the fourth quarter of 2013 and 2012 included pre-tax income of $46 million and $49 million, respectively, related to investments held by certain consolidated real estate funds.  Results for the full year ended 2013 and 2012 included pre-tax income of $181 million and $185 million, respectively, related to investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to noncontrolling interests on page 10 of Morgan Stanley’s Financial Supplement accompanying this release.

16 Results for the current quarter included gains of $48 million compared with gains of $50 million in the prior year fourth quarter related to investments held by certain consolidated real estate funds.  Results for the current year included gains of $188 million compared with gains of $192 million in the prior year related to investments held by certain consolidated real estate funds.

17 Noncontrolling interests reported in the Institutional Securities business segment primarily represents the allocation to Mitsubishi UFJ Financial Group (MUFG) of Morgan Stanley MUFG Securities Co., Ltd., which the Firm consolidates.

18 In the third quarter of 2012, Wealth Management non-compensation expenses reflected approximately $176 million of non-recurring costs associated with the Morgan Stanley Wealth Management integration and the purchase of the additional 14% stake in the Joint Venture.

19 Carried interest represents an additional allocation of fund income to the Firm, as general partner upon exceeding cumulative fund performance thresholds.

20 The Firm calculates its Tier 1 capital, Tier 1 capital ratios and risk-weighted assets (“RWAs”) in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  On January 1, 2013, the U.S. banking regulators’ rules to implement the Basel Committee’s  market risk capital framework, commonly referred to as “Basel 2.5”, became effective, which increases capital requirements for securitizations and correlation trading within the Firm’s trading book, as well as incorporating add-ons for stressed VaR and incremental risk requirement. The Firm’s Tier 1 capital, Tier 1 capital ratios and RWAs for the quarters ended December 31, 2013 and September 30, 2013 were calculated under this revised framework.  The Firm’s Tier 1 capital, Tier 1 capital ratios and RWAs for prior quarters have not been recalculated under this revised framework.  In accordance with the Federal Reserve Board’s definition, Tier 1 common capital is defined as Tier 1 capital less non-common elements in Tier 1 capital, including perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.  These computations are preliminary estimates as of January 17, 2014 (the date of this release) and could be subject to revision in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2013.

21 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

22 For the year ended December 31, 2013, the income tax provision / (benefit) from continuing operations included discrete tax benefits of $407 million consisting of $161 million related to the remeasurement of reserves and related interest based on new information regarding the status of certain tax authority examinations, $92 million related to the establishment of a deferred tax asset associated with the reorganization of certain non-U.S. legal entities, $73 million attributable to tax planning strategies to optimize foreign tax credit utilization in anticipation of the repatriation of earnings from certain non-U.S. subsidiaries and $81 million resulting from a retroactive change in U.S. tax law.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2013	Sept 30, 2013	Dec 31, 2012	Sept 30, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012	Change
Net revenues
Institutional Securities	$3,328	$3,686	$3,084	(10%)	8%	$15,443	$11,025	40%
Wealth Management	3,732	3,481	3,325	7%	12%	14,214	13,034	9%
Investment Management	842	828	599	2%	41%	2,988	2,219	35%
Intersegment Eliminations	(72)	(63)	(45)	(14%)	(60%)	(228)	(176)	(30%)
Consolidated net revenues	$7,830	$7,932	$6,963	(1%)	12%	$32,417	$26,102	24%

Income (loss) from continuing operations before tax
Institutional Securities	$(1,113)	$373	$78	*	*	$1,019	$(1,688)	*
Wealth Management	709	668	562	6%	26%	2,629	1,622	62%
Investment Management	337	300	221	12%	52%	984	590	67%
Intersegment Eliminations	0	0	0	--	--	0	(4)	*
Consolidated income (loss) from continuing operations before tax	$(67)	$1,341	$861	*	*	$4,632	$520	*

Income (loss) applicable to Morgan Stanley
Institutional Securities	$(467)	$325	$402	*	*	$1,081	$(797)	*
Wealth Management	476	430	266	11%	79%	1,488	803	85%
Investment Management	183	135	(7)	36%	*	503	136	*
Intersegment Eliminations	0	0	0	--	--	0	(4)	*
Consolidated income (loss) applicable to Morgan Stanley	$192	$890	$661	(78%)	(71%)	$3,072	$138	*
Earnings (loss) applicable to Morgan Stanley common shareholders	$133	$880	$568	(85%)	(77%)	$2,752	$(30)	*

Earnings per basic share:
Income from continuing operations	$0.08	$0.45	$0.34	(82%)	(76%)	$1.47	$0.02	*
Discontinued operations	$(0.01)	$0.01	$(0.04)	*	75%	$(0.03)	$(0.04)	25%
Earnings per basic share	$0.07	$0.46	$0.30	(85%)	(77%)	$1.44	$(0.02)	*

Earnings per diluted share:
Income from continuing operations	$0.07	$0.44	$0.33	(84%)	(79%)	$1.43	$0.02	*
Discontinued operations	$-	$0.01	$(0.04)	*	*	$(0.02)	$(0.04)	50%
Earnings per diluted share	$0.07	$0.45	$0.29	(84%)	(76%)	$1.41	$(0.02)	*

Financial Metrics:
Return on average common equity
from continuing operations	0.9%	5.6%	4.2%			4.5%	0.1%
Return on average common equity	0.8%	5.7%	3.8%			4.5%	*

Return on average common equity
from continuing operations excluding DVA	2.4%	6.3%	6.3%			5.2%	5.2%
Return on average common equity excluding DVA	2.3%	6.4%	5.8%			5.1%	5.1%

Tier 1 common capital ratio	12.8%	12.6%	14.6%
Tier 1 capital ratio	15.7%	15.3%	17.7%

Book value per common share	$32.29	$32.13	$30.70
Tangible book value per common share	$27.21	$26.96	$26.86

Notes:	-	Effective January 1, 2013, in accordance with U.S. banking regulators’ rules, the Firm implemented the Basel Committee’s market risk capital framework, commonly referred to as “Basel 2.5”.
	-	Results for the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, include positive (negative) revenue of $(368) million, $(171) million and $(511) million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt (Debt Valuation Adjustment, DVA). The twelve months ended December 31, 2013 and December 31, 2012 include positive (negative) revenue of $(681) million and $(4,402) million, respectively, related to the movement in DVA.
	-	The return on average common equity metrics, return on average common equity excluding DVA metrics and tangible book value per common share are non-GAAP measures that the Firm considers to be useful measures to assess operating performance and capital adequacy.
	-	Tier 1 common capital ratio equals Tier 1 common equity divided by risk-weighted assets (RWAs).
	-	Tier 1 capital ratio equals Tier 1 capital divided by RWAs.
	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 of the Financial Supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2013	Sept 30, 2013	Dec 31, 2012	Sept 30, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012	Change
Revenues:
Investment banking	$1,559	$1,160	$1,439	34%	8%	$5,246	$4,758	10%
Trading	1,512	2,259	1,512	(33%)	--	9,359	6,990	34%
Investments	523	728	304	(28%)	72%	1,777	742	139%
Commissions and fees	1,166	1,079	1,051	8%	11%	4,629	4,253	9%
Asset management, distribution and admin. fees	2,499	2,389	2,332	5%	7%	9,638	9,008	7%
Other	289	207	152	40%	90%	990	556	78%
Total non-interest revenues	7,548	7,822	6,790	(4%)	11%	31,639	26,307	20%

Interest income	1,099	1,307	1,471	(16%)	(25%)	5,209	5,692	(8%)
Interest expense	817	1,197	1,298	(32%)	(37%)	4,431	5,897	(25%)
Net interest	282	110	173	156%	63%	778	(205)	*
Net revenues	7,830	7,932	6,963	(1%)	12%	32,417	26,102	24%
Non-interest expenses:
Compensation and benefits	3,993	3,966	3,631	1%	10%	16,277	15,615	4%
Non-compensation expenses:
Occupancy and equipment	370	374	394	(1%)	(6%)	1,499	1,543	(3%)
Brokerage, clearing and exchange fees	411	416	368	(1%)	12%	1,711	1,535	11%
Information processing and communications	446	404	475	10%	(6%)	1,768	1,912	(8%)
Marketing and business development	190	151	162	26%	17%	638	601	6%
Professional services	548	448	558	22%	(2%)	1,894	1,922	(1%)
Other	1,939	832	514	133%	*	3,998	2,454	63%
Total non-compensation expenses	3,904	2,625	2,471	49%	58%	11,508	9,967	15%

Total non-interest expenses	7,897	6,591	6,102	20%	29%	27,785	25,582	9%

Income (loss) from continuing operations before taxes	(67)	1,341	861	*	*	4,632	520	*
Income tax provision / (benefit) from continuing operations	(348)	339	9	*	*	879	(237)	*
Income (loss) from continuing operations	281	1,002	852	(72%)	(67%)	3,753	757	*
Gain (loss) from discontinued operations after tax	(11)	16	(64)	*	83%	(43)	(41)	(5%)
Net income (loss)	$270	$1,018	$788	(73%)	(66%)	$3,710	$716	*
Net income applicable to redeemable noncontrolling interests	0	0	116	--	*	222	124	79%
Net income applicable to nonredeemable noncontrolling interests	89	112	78	(21%)	14%	459	524	(12%)
Net income (loss) applicable to Morgan Stanley	181	906	594	(80%)	(70%)	3,029	68	*
Preferred stock dividend / Other	48	26	26	85%	85%	277	98	183%
Earnings (loss) applicable to Morgan Stanley common shareholders	$133	$880	$568	(85%)	(77%)	$2,752	$(30)	*

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	192	890	661	(78%)	(71%)	3,072	138	*
Gain (loss) from discontinued operations after tax	(11)	16	(67)	*	84%	(43)	(70)	39%
Net income (loss) applicable to Morgan Stanley	$181	$906	$594	(80%)	(70%)	$3,029	$68	*

Pre-tax profit margin	*	17%	12%			14%	2%
Compensation and benefits as a % of net revenues	51%	50%	52%			50%	60%
Non-compensation expenses as a % of net revenues	50%	33%	36%			36%	38%
Effective tax rate from continuing operations	*	25.3%	1.0%			19.0%	*

Notes:	-	Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure to assess operating performance.
	-	The quarter ended December 31, 2013 includes a discrete tax benefit of approximately $192 million consisting of $100 million related to the remeasurement of reserves and related interest based on new information regarding the status of certain tax authority examinations and $92 million related to the establishment of a deferred tax asset associated with the reorganization of certain non-U.S. legal entities.
	-	The quarter ended September 30, 2013 included a discrete net tax benefit of $73 million attributable to tax planning strategies to optimize foreign tax credit utilization in anticipation of the repatriation of earnings from certain non-U.S. subsidiaries.
	-	The quarter ended December 31, 2012 included a net tax benefit of approximately $224 million consisting of a discrete benefit of approximately $299 million from remeasurement of reserves and an out-of-period tax provision of approximately $75 million to adjust previously recorded deferred tax assets.
	-	Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs). The twelve months ended December 31, 2013 the Firm included a negative adjustment of approximately $151 million related to the purchase of the remaining interest in the Morgan Stanley Smith Barney Joint Venture. This adjustment negatively impacted the calculation of basic and fully diluted earnings per share.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2013	Sept 30, 2013	Dec 31, 2012	Sept 30, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012	Change

Income (loss) from continuing operations	$281	$1,002	$852	(72%)	(67%)	$3,753	$757	*
Net income applicable to redeemable noncontrolling interests	0	0	116	--	*	222	124	79%
Net income applicable to nonredeemable noncontrolling interests	89	112	75	(21%)	19%	459	495	(7%)
Net income (loss) from continuing operations applicable to noncontrolling interests	89	112	191	(21%)	(53%)	681	619	10%
Income (loss) from continuing operations applicable to Morgan Stanley	192	890	661	(78%)	(71%)	3,072	138	*
Less: Preferred Dividends	48	24	24	100%	100%	120	96	25%
Less: Morgan Stanley Smith Barney Joint Venture Redemption Adjustment	-	-	-	--	--	151	-	*
Income (loss) from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	144	866	637	(83%)	(77%)	2,801	42	*

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	0	2	2	*	*	6	2	200%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$144	$864	$635	(83%)	(77%)	$2,795	$40	*

Gain (loss) from discontinued operations after tax	(11)	16	(64)	*	83%	(43)	(41)	(5%)
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	3	--	*	0	29	*
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(11)	16	(67)	*	84%	(43)	(70)	39%
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(11)	16	(67)	*	84%	(43)	(70)	39%

Earnings (loss) applicable to Morgan Stanley common shareholders	$133	$880	$568	(85%)	(77%)	$2,752	$(30)	*

Average basic common shares outstanding (millions)	1,905	1,909	1,892	--	1%	1,906	1,886	1%

Earnings per basic share:
Income from continuing operations	$0.08	$0.45	$0.34	(82%)	(76%)	$1.47	$0.02	*
Discontinued operations	$(0.01)	$0.01	$(0.04)	*	75%	$(0.03)	$(0.04)	25%
Earnings per basic share	$0.07	$0.46	$0.30	(85%)	(77%)	$1.44	$(0.02)	*

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$144	$864	$635	(83%)	(77%)	$2,795	$40	*

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(11)	16	(67)	*	84%	(43)	(70)	39%

Earnings (loss) applicable to Morgan Stanley common shareholders	$133	$880	$568	(85%)	(77%)	$2,752	$(30)	*

Average diluted common shares outstanding and common stock equivalents (millions)	1,970	1,965	1,937	--	2%	1,957	1,919	2%

Earnings per diluted share:
Income from continuing operations	$0.07	$0.44	$0.33	(84%)	(79%)	$1.43	$0.02	*
Discontinued operations	$-	$0.01	$(0.04)	*	*	$(0.02)	$(0.04)	50%
Earnings per diluted share	$0.07	$0.45	$0.29	(84%)	(76%)	$1.41	$(0.02)	*

Notes:	-	The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share. For further discussion of the Firm's earnings per share calculations, see page 14 and 15 of the financial supplement and Note 15 to the consolidated financial statements in the Firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.